Exhibit 10.107
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of                                      , 200      (the “Effective Date”) by and between Gen-Probe Incorporated, a Delaware corporation with offices at 10210 Genetic Center Drive, San Diego, California 92121 (“Gen-Probe”), and                                       (the “Executive”).
     The parties hereto agree as follows:
1.
Term of Employment. This Agreement shall be immediately effective. This Agreement, and Executive’s employment hereunder, shall be for an indefinite term. At any time during the term of this Agreement, either party may terminate this Agreement, and Executive’s employment, in accordance with the provision of Sections 6 and 7 of this Agreement.

2.
Position and Duties. The Executive shall serve as [Title] of Gen-Probe, and shall have commensurate responsibilities and authority. The Board of Directors may from time to time particularly specify the Executive’s duties and authority. The Executive shall not engage in or perform duties for any other persons or entities that interfere with the performance of his or her duties hereunder. Any outside board of director positions held by the Executive will be subject to approval by the Board of Directors of Gen-Probe.

3.	Salary, Bonus and Benefits.
(a)
Salary. During the period of the Executive’s employment, Gen-Probe shall pay Executive an annual base salary of $                    . This base salary may be adjusted annually by the Board, subject to the terms of this Agreement and consistent with the Executive’s performance and Gen-Probe’s policy regarding adjustments in officer compensation established from time to time by the Board.

(b)
Bonus. In addition, commencing with the 200      fiscal year, the Executive may be awarded incentive compensation at the Board’s discretion, in the form of a cash bonus for each fiscal year during the Executive’s employment, based upon performance.

(c)
Benefits. The Executive shall be entitled to participate in the employee benefit programs (including but not limited to medical, dental, life and disability insurance, 401K retirement plan, and vacation program), which may be adopted and maintained by Gen-Probe. The Executive may receive such other and additional benefits as the Board may determine from time to time in its sole discretion.

4.
Expense Reimbursement. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of, and in the service of Gen-Probe; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by Gen-Probe. To the extent that reimbursements made pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (a) the reimbursement shall be made in the no later than December 31 of the calendar year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (c) the Executive’s right to reimbursement under this Section 4 will not be subject to liquidation or exchange for another benefit.

5.
Indemnification. Gen-Probe shall indemnify the Executive to the maximum extent permitted by law and by the by-laws of Gen-Probe if the Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an officer, director or employee of Gen-Probe or any subsidiary or affiliate thereof, in which capacity the Executive is or was serving at Gen-Probe’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by Executive in connection with such action, suit or proceeding.

6.
Termination. The Executive may terminate his or her employment hereunder at any time, with or without Good Reason (as defined below) upon written notice to Gen-Probe. If Executive contends that Good Reason exists for his or her termination, such notice shall specifically and expressly state the grounds that Executive contends constitute Good Reason. Gen-Probe may terminate the Executive’s employment hereunder at any time, subject to the terms of this Agreement, with or without Cause (as defined below) upon written notice to the Executive. If this Agreement is terminated, all compensation and benefits other than severance benefits described in Section 7 below, to the extent applicable, shall immediately cease, except that the Executive will be entitled, through the date of termination, to payment of Executive’s salary and benefits under Gen-Probe benefit programs and plans in accordance with their terms.

As used in this Agreement, “Good Reason” shall mean any of the following events that are not consented to by the Executive: (i) a substantial and material diminution in the Executive’s duties and responsibilities hereunder; (ii) the location of the Executive’s assignment on behalf of Gen-Probe is moved to a location more than 30 miles from its present location; (iii) a reduction of more than ten percent (10%) in the Executive’s base salary; (iv) the failure of Gen-Probe to obtain a satisfactory agreement from any other successor to Gen-Probe to assume and agree to perform this Agreement; or (iv) a material breach by Gen-

Probe of its obligations under this Agreement after notice in writing from the Executive and a reasonable opportunity for Gen-Probe to cure or substantially mitigate any material adverse effect of such breach. The Executive’s consent to any event which would otherwise constitute Good Reason shall be conclusively presumed if the Executive does not exercise his or her rights to terminate this Agreement for Good Reason under this section within ninety (90) days of notice of the event.

As used in this Agreement, “Cause” shall mean any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Executive; (ii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the Executive’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the Executive to substantially perform his or her duties under this Agreement (other than any failure resulting from disability or from termination by the Executive for Good Reason) as determined by a majority of the Board after written demand from the Board of Directors for substantial performance is delivered to the Executive, and the Executive fails to resume substantial performance of his or her duties on a continuous basis within 30 days of such notice; (vi) the death of the Executive; or (vii) the Executive becoming disabled such that Executive is not able to perform his or her usual duties for Gen-Probe for a period in excess of six (6) consecutive calendar months.

7.
Severance Benefits in Certain Events. If Gen-Probe terminates the Executive’s employment for reasons other than for Cause, or if the Executive terminates his employment for Good Reason (provided that (i) Executive notified Gen-Probe of his or her intent to resign for Good Reason within 90 days of the initial existence of the condition giving rise to Good Reason (a “Good Reason Condition”) and provides Gen-Probe with a period of 30 days during which it may remedy the Good Reason Condition, (ii) Gen-Probe did not remedy the Good Reason Condition during such period, and (iii) Executive terminated for Good Reason based on the condition specified in the notice, and such resignation occurs within one year after the initial existence of such Good Reason Condition), and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Executive shall be entitled to receive as liquidated damages, the following severance benefits:

(a)	Salary.
(i) Unless the Executive’s termination under this Section 7 occurs within eighteen (18) months after a Change in Control, the Executive shall continue to receive his base salary, at the rate in effect at the time of his termination of employment, in monthly installments following termination and continuing for an aggregate period of twelve (12) months (the “Salary Continuation Period”), except that any payments that would otherwise have been made before the sixtieth (60th) day after the date of termination of the Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date.
(ii) If the termination under this Section 7 occurs in connection with a Change in Control, then the Executive shall receive a lump sum payment as described in this Section 7(a)(ii). For purposes of this Agreement, “Change in Control” shall have the meaning set forth on Attachment “1” to this Agreement (hereby incorporated by reference). A termination shall be “in connection with” a Change in Control if the termination occurs within the period six (6) months prior to or eighteen (18) months after a Change in Control (and in the event that the termination occurs during the six (6) months prior to a Change in Control, subject to the consummation of the Change in Control and the transaction constituting a change in the ownership or effective control of Gen-Probe or a change in the ownership of a substantial portion of the assets of Gen-Probe, as described in Treasury Regulation Section 1.409A-3(i)(5)). The lump sum payment will be payable on the later of (A) five (5) days after the Change in Control, or (B) sixty (60) days after the date of the termination of employment. If the termination occurred within the six (6) months prior to a Change in Control, the amount of the lump sum payment pursuant to this Section 7(a)(ii) shall be equal to six (6) months’ base salary (and shall be in addition to the installment payments described in Section 7(a)(i)); if the termination occurs within eighteen (18) months after a Change in Control, the amount of the lump sum payment pursuant to this Section 7(a)(ii) shall be equal to eighteen (18) months’ base salary.
(b)
Bonus. If the termination under this Section 7 occurs in connection with a Change in Control, then the Executive shall be entitled to receive, in lieu of the bonus provided in Section 3(b) and in addition to the salary payment described in Section 7(a) above, an amount equal to 1.5 times the greater of (i) the Executive’s targeted level bonus in the year of the termination, or (ii) the Executive’s highest discretionary bonus in the preceding three years. The amount payable shall be paid in a lump sum at the same time as the salary compensation paid under subsection (a)(ii) above. No bonus compensation shall be payable under this Section 7 unless the termination occurs in connection with a Change in Control.

(c)
Health Care and Life Insurance Coverage. Continued health care coverage under Gen-Probe’s medical plan will be provided, without charge, to the Executive and his or her eligible dependents until the earlier of (i) one (1) year following the termination date or (ii) the first date that the Executive is covered under another employer’s health benefit program providing substantially the same or better benefit options to the Executive without exclusion for any pre-existing medical condition. The period of time medical coverage continues under this agreement will be counted as coverage time under COBRA. Gen-Probe will pay the premium for continued life insurance coverage, if any, that the Executive may have elected under Gen-Probe’s Life Insurance and Supplemental Life Insurance plan, subject to payment by the Executive of the portion of such premium not contributed by Gen-Probe under such plan, during the Salary Continuation Period.

(d)	Outplacement Services. Gen-Probe agrees to provide Executive with outplacement services during the first six months of the Salary Continuation Period.

(e)
Tax Matters. All compensation described in this Section 7 will be subject to Gen-Probe’s collection of all applicable federal, state and local income and employment withholding taxes. If any excise tax is imposed under Section 4999 in connection with the compensation described in this Section 7 and/or in connection with the acceleration upon severance of any stock options granted by Gen-Probe to the Executive, Executive shall be solely responsible for any such excise tax.

(f)
Release of Claims. Gen-Probe’s obligation to make the payments and provide the benefits under this Section 7 shall be conditioned upon (i) Executive’s execution of a release of all claims, in standard form and content, within fifty (50) days following the Executive’s termination of employment and (ii) such release shall not have been revoked by the Executive within any period permitted under applicable law. The release shall be mutual and shall also be signed on behalf of Gen-Probe.

(g)
Section 409A of the Internal Revenue Code and Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by Gen-Probe at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7(g) shall be paid in a lump sum to Executive (or the Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.
8.	Miscellaneous.
(a)
Arbitration. Executive and Gen-Probe agree that any and all claims or disputes that in any way relate to or arise out of Executive’s employment with Gen-Probe or the termination of such employment (including but not limited to claims under this Agreement or any other contract, tort claims, and statutory claims of employment discrimination, retaliation or harassment) shall be resolved exclusively through final and binding arbitration in San Diego, California. Executive and Gen-Probe waive any rights to a jury trial in connection with such claims or disputes. The costs of the arbitration, including the fees of the arbitrator, shall be borne exclusively by Gen-Probe. Any such arbitration shall take place in San Diego, California and shall be conducted by a single neutral arbitrator who shall be a retired federal or state judge, to be appointed by the American Arbitration Association (“AAA”) in accordance with AAA rules. The applicable procedural rules of AAA shall govern the arbitration. The arbitrator’s decision shall be delivered in writing and shall disclose the essential findings and conclusion on which the arbitrator’s decision is based. The parties shall be permitted to conduct adequate discovery to allow for a full and fair exploration of the issues in dispute in the arbitration proceeding. The arbitrator may grant any relief which otherwise would have been available to the parties in a court proceeding. The decision and award of the arbitrator shall be final and binding, and judgment upon the arbitrator’s award may be entered by any court of competent jurisdiction.

(b)	Governing Law. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

(c)
Entire Agreement. Executive and Company have separately entered into a letter agreement (“the Letter Agreement”) that covers certain other matters related to Executive’s initial hiring by Company, including sign-on bonus and initial equity incentive awards to be made to Executive, as well as matters covered by this Agreement. The Letter Agreement and this Agreement constitute the complete and entire agreement between the parties on the subject of the matters addressed therein and supersede any other negotiations, agreements, understandings, oral agreements, representations and past or future practices whether written or oral. In the event of any conflict between this Agreement and the Letter Agreement, the terms of this Agreement shall control. No provision of this Agreement or the Letter Agreement may be amended, supplemented, modified, cancelled, or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to, in writing, signed by the Executive and a duly authorized officer of the Company (other than the Executive); and no provision of this Agreement or the Letter Agreement may be waived, except in writing, so signed by or on behalf of the party granting such waiver.
(d)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)
Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to Gen-Probe:
President and Chief Executive Officer
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
With a copy to:
General Counsel
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
(f)
Successors. Gen-Probe will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Gen-Probe, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Gen-Probe would be required to perform it if no such succession had taken place. This Agreement and all rights under the Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the party’s personal or legal representatives, executors, administrators, heirs, and successors.

(g)
No Right to Continued Employment. Nothing herein shall be construed as giving the Executive any rights to continued employment with Gen-Probe, and Gen-Probe shall continue to have the right to terminate the Executive’s employment at any time, with or without cause, subject to the provisions of this Agreement.
     In witness whereof, the parties have executed this Agreement.

Executive:	Gen-Probe Incorporated:
By

[Name]		Diana De Walt Senior Vice President, Human Resources

ATTACHMENT “1”
DEFINITION OF “CHANGE IN CONTROL”
          Change in Control. “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:
          (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities by means of any transaction or series of transactions; or
          (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or
          (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or
          (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.